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                      September 26, 2022

       Anthony Tiscornia
       Chief Financial Officer
       Coupa Software Inc
       55 Almaden Boulevard, 6th Floor
       San Jose, California 95113

                                                        Re: Coupa Software Inc
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2022
                                                            Filed March 16,
2022
                                                            File No. 001-37901

       Dear Mr. Tiscornia:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Jon Stueve